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                                                                    EXHIBIT 21.1

                              ORGANIZATIONAL CHART


  [1]  ACCEL International Corporation
  [2]  USA Insurance Group, Inc., (25%) "USAIG" (A)
  [3]  Acceleration National Insurance Company (100%) "ANIC" (A)
  [4]  Acceleration Insurance Agency, Inc. (100%) "AIA"
  [5] Acceleration Insurance Agency of Indiana, Inc. (100%) "AIA-IN" [6] Randjill Group Limited (100%) "RANDJILL"
  [7]  Acceleration Life Insurance Agency, Inc. (100%) "ALIA"

(A) USAIG and ANIC have entered into an agreement pursuant to which ANIC has acquired record ownership only of, and USAIG has acquired all beneficial ownership of, 100% of the voting shares of Truck Office USA, Inc. ("TOUSA"). Under that agreement, USAIG retains the sole and exclusive right to vote all TOUSA shares held by ANIC, and USAIG retains the sole and exclusive rights to any dividends declared on those shares. Accordingly, pursuant to Sec. 3901.33(J) O.R.C., ANIC disclaims any and all beneficial ownership in, and affiliation with, TOUSA.